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As Filed with the Securities and Exchange Commission on September 14, 2017

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENBRIDGE INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or Other Jurisdiction of Incorporation or Organization)	4923 (Primary Standard Industrial Classification Code Number (if applicable))	None (I.R.S. Employer Identification Number (if applicable))

200, 425 — 1st Street S.W.
Calgary, Alberta, Canada T2P 3L8
Telephone Number: (403) 231-3900
(Address and telephone number of Registrant's principal executive offices)

Valorie Wanner
Enbridge (U.S.) Inc.
1100 Louisiana, Suite 3300
Houston, Texas 77002
Telephone Number: (713) 650-8900
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Robert E. Buckholz Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone Number: (212) 558-4000	Tyler W. Robinson Vice President & Corporate Secretary Enbridge Inc. 200, 425 — 1st Street S.W. Calgary, Alberta, Canada T2P 3L8 Telephone Number: (403) 231-3900

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.

Province of Alberta
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada
B. ☒	At some future date (check the appropriate box below):
	1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
	2. ☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
	3. ☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf short form prospectus offering procedures, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(5)

Debt Securities

Common Shares

Preference Shares

Total	US$7,000,000,000(4)	100%	US$7,000,000,000	US$811,300

(1)
There is being registered hereunder an indeterminate number of securities of Enbridge Inc. (the "Registrant") as from time to time may be issued at prices determined at the time of issuance.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)
The estimated registration fee for the securities has been calculated pursuant to Rule 457(o).

(4)
In U.S. dollars or the equivalent thereof in foreign denominated currencies.

(5)
An aggregate of US$186,295 of the amount of the registration fee was previously paid in connection with the registration of US$1,850,000,000 of unissued securities under the Registrant's F-10 shelf registration statement (File No. 333-213234), filed on August 22, 2016. Pursuant to Rule 457(p) under the Securities Act of 1933, such previously paid registration fees is being offset against the registration fee due for this registration statement. Accordingly, US$625,005 is being paid at the time of filing of this registration statement.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 403-231-3900), and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

NEW ISSUE	September 14, 2017

ENBRIDGE INC.

US$7,000,000,000

DEBT SECURITIES
COMMON SHARES
PREFERENCE SHARES

        We may from time to time offer our debt securities, common shares and cumulative redeemable preference shares (the "preference shares" and, together with our debt securities and common shares, the "Securities"), up to an aggregate initial offering price of US$7,000,000,000 (or its equivalent in Canadian dollars or any other currency or currency unit used to denominate the Securities) during the 25 month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This offering is made by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States of America (the "United States"), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), and are subject to Canadian and United States auditing and auditor independence standards.

        Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and Canada. Such tax consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement (as defined herein). You should read the tax discussion under "Certain Income Tax Considerations" herein and in any applicable Prospectus Supplement.

        The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

        The specific variable terms of any offering of Securities will be set forth in a shelf prospectus supplement (a "Prospectus Supplement") including, where applicable: (i) in the case of common shares or preference shares, the number of shares offered and the offering price; and (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights and any other specific terms of the debt securities. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

        This Prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items, other than as required to provide for an interest rate that is adjusted for inflation. For greater certainty, this Prospectus may qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers' acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a United States federal funds rate.

        The Corporation's common shares (the "Common Shares") are listed on the New York Stock Exchange and the Toronto Stock Exchange (the "TSX") under the symbol "ENB". The Corporation's cumulative redeemable preference shares, series A are listed on the TSX under the symbol "ENB.PR.A", the Corporation's cumulative redeemable preference shares, series B ("Series B Preference Shares") are listed on the TSX under the symbol "ENB.PR.B", the Corporation's cumulative redeemable preference shares, series C ("Series C Preference Shares") are listed on the TSX under the symbol "ENB.PR.C", the Corporation's cumulative redeemable preference shares, series D are listed on the TSX under the symbol "ENB.PR.D", the Corporation's cumulative redeemable preference shares, series F are listed on the TSX under the symbol "ENB.PR.F", the Corporation's cumulative redeemable preference shares, series H are listed on the TSX under the symbol "ENB.PR.H", the Corporation's cumulative redeemable preference shares, series J are listed on the TSX under the symbol "ENB.PR.U", the Corporation's cumulative redeemable preference shares, series L are listed on the TSX under the symbol "ENB.PF.U", the Corporation's cumulative redeemable preference shares, series N are listed on the TSX under the symbol "ENB.PR.N", the Corporation's cumulative redeemable preference shares, series P are listed on the TSX under the symbol "ENB.PR.P", the Corporation's cumulative redeemable preference shares, series R are listed on the TSX under the symbol "ENB.PR.T", the Corporation's cumulative redeemable preference shares, series 1 are listed on the TSX under the symbol "ENB.PR.V", the Corporation's cumulative redeemable preference shares, series 3 are listed on the TSX under the symbol "ENB.PR.Y", the Corporation's cumulative redeemable preference shares, series 5 are listed on the TSX under the symbol "ENB.PF.V", the Corporation's cumulative redeemable preference shares, series 7 are listed on the TSX under the symbol "ENB.PR.J", the Corporation's cumulative redeemable preference shares, series 9 are listed on the TSX under the symbol "ENB.PF.A", the Corporation's cumulative redeemable preference shares, series 11 are listed on the TSX under the symbol "ENB.PF.C", the Corporation's cumulative redeemable preference shares, series 13 are listed on the TSX under the symbol "ENB.PF.E", the Corporation's cumulative redeemable preference shares, series 15 are listed on the TSX under the symbol "ENB.PF.G" and the Corporation's cumulative redeemable preference shares, series 17 are listed on the TSX under the symbol "ENB.PF.I." There is currently no market through which the debt securities or preference shares may be sold and purchasers may not be able to resell such securities issued under this Prospectus. This may affect the pricing of those securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

        The Corporation may sell the Securities to or through underwriters or dealers purchasing as principals, directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. See "Plan of Distribution". The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the method of distribution, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of offering of such Securities.

        In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities at levels above those which might otherwise prevail in the open market. See "Plan of Distribution".

        The head and registered office of the Corporation is located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8.

ABOUT THIS PROSPECTUS

        In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. "U.S. dollars" or "US$" means lawful currency of the United States. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. GAAP. Except as set forth under "Description of Debt Securities" and "Description of Share Capital", and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to "Enbridge", the "Corporation", "we", "us" and "our" mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

        This Prospectus provides a general description of the Securities that we may offer. Each time we sell Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under "Documents Incorporated by Reference" and "Certain Available Information".

        We take responsibility only for the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement and for the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this Prospectus is accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, filed by the Corporation with the securities commission or similar regulatory authority in each of the provinces of Canada and with the SEC, are specifically incorporated by reference in, and form an integral part of, this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus:

  (a)
  consolidated comparative financial statements of the Corporation as at and for the years ended December 31, 2016 and 2015 and the auditors' report thereon;

  (b)
  management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2016;

  (c)
  unaudited interim consolidated comparative financial statements of the Corporation as at and for the three and six months ended June 30, 2017;

  (d)
  management's discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2017;

  (e)
  annual information form of the Corporation dated February 17, 2017 for the year ended December 31, 2016 (the "AIF");

  (f)
  management information circular of the Corporation dated March 13, 2017 relating to the annual meeting of the shareholders of the Corporation held on May 11, 2017;

  (g)
  management information circular of the Corporation dated November 10, 2016 relating to the special meeting of the shareholders of the Corporation held on December 15, 2016 (the "Transaction Circular");

  (h)
  business acquisition report of the Corporation dated May 10, 2017 (the "BAR") relating to the acquisition by the Corporation, effective February 27, 2017, of all the outstanding common stock of Spectra Energy Corp ("Spectra Energy") pursuant to a stock-for-stock merger transaction (the "Merger Transaction"); and

  (i)
  material change report of the Corporation dated March 3, 2017 relating to the completion of the Merger Transaction.

Any documents of the type referred to above, any unaudited interim consolidated financial statements and related management's discussion and analysis, any material change reports (except confidential material change reports), any business acquisition reports and any exhibits to unaudited interim consolidated financial statements which contain updated earnings coverage calculations filed by the Corporation with the various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the expiry of the term of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed at www.sedar.com. In addition, any similar documents filed on Form 6-K or Form 40-F by the Corporation with the SEC after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part, in the case of Form 6-K reports if and to the extent expressly provided in such report. The Corporation's reports on Form 6-K and its annual report on Form 40-F are available on the SEC's website at www.sec.gov.

        Upon a new annual information form and the related annual consolidated financial statements and management's discussion and analysis being filed by the Corporation with and, where required, accepted by the applicable securities regulatory authorities during the term of this Prospectus, the previous annual information form, the previous annual consolidated financial statements, all unaudited interim consolidated financial statements and accompanying management's discussion and analysis, material change reports and business acquisition reports filed by the Corporation prior to the commencement of the financial year of the Corporation in respect of which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon unaudited interim consolidated financial statements and the accompanying management's discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new unaudited interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder, and upon a new management information circular relating to an annual meeting of shareholders of the Corporation being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, the management information circular for the preceding annual meeting of shareholders shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. For the avoidance of doubt, the financial statements of Spectra Energy as well as the pro forma financial statements forming part of and contained in the Transaction Circular, including the summary descriptions thereof, do not form part of this Prospectus as such financial information was modified and superseded by the financial information forming part of and contained within the BAR. Additionally, the fairness opinion prepared by RBC Dominion Securities Inc. dated September 5, 2016 appended as Appendix D to the Transaction Circular and the summaries thereof at pages 23 and 66 to 67 of the Transaction Circular and the fairness opinion prepared by Credit Suisse Securities (Canada), Inc. dated September 5, 2016 appended as Appendix C to the Transaction Circular and the summaries thereof at pages 22 to 23 and 66 of the Transaction Circular are not incorporated into this Prospectus.

        Any "template version" of any "marketing materials" (as such terms are defined in National Instrument 41-101 — General Prospectus Requirements) filed by the Corporation after the date of a Prospectus Supplement and before the termination of the distribution of Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) will be deemed to be incorporated by reference into such Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

        A Prospectus Supplement containing the specific terms of an offering of Securities, including those terms permitted under applicable laws to be omitted from this Prospectus, will be filed and delivered together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities offered thereunder.

        Updated earnings coverage ratios will be filed quarterly with the applicable securities regulatory authorities, either as exhibits to the Corporation's unaudited interim and audited annual consolidated financial statements or in the contents of Prospectus Supplements and will be deemed to be incorporated by reference into this Prospectus for the purposes of the offering of the Securities.

        On November 15, 2016, the Corporation obtained exemptive relief ("Relief") from the Autorité des marchés financiers from the translation requirements prescribed by section 40.1 of the Securities Act (Québec) to translate into French the exhibits of certain Forms 8-K of Spectra Energy which are incorporated by reference into the Transaction Circular which is, in turn, incorporated by reference into this Prospectus, as well as the documents incorporated by reference into such exhibits. As a result of the Relief, the Corporation is not required to file such documents in French with the securities regulatory authorities under Canadian securities laws and regulations.

        Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Enbridge, Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 403-231-3900).

 CERTAIN AVAILABLE INFORMATION

        The Corporation has filed with the SEC under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), a registration statement on Form F-10 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. See "Documents Filed as Part of the Registration Statement". Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC's website at www.sec.gov or to the relevant documents available at www.sedar.com.

        The Corporation is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and in accordance therewith files reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. Under the U.S. Exchange Act, the Corporation is not required to publish financial statements as promptly as United States companies. Such reports and other information will be available on the SEC's website at www.sec.gov.

        Prospective investors may read and copy any document the Corporation has filed with the SEC at the SEC's public reference room in Washington D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents the Corporation has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus, including documents incorporated by reference into this Prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act and forward-looking information within the meaning of Canadian securities laws. This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management's assessment of the Corporation's and its subsidiaries' future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe", "likely" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: expected earnings before interest and income taxes ("EBIT") or expected adjusted EBIT; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines business; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for the Corporation's commercially secured growth program; expected future growth and expansion opportunities; expectations about the Corporation's joint venture partners' ability to complete and finance projects under construction; expected closing of acquisitions and dispositions; estimated future dividends; recovery of the costs of the Canadian portion of the Line 3 Replacement Program (the "Canadian L3R Program"); expected expansion of the T-South System; expected capacity of the Hohe See Expansion Offshore Wind Project; expected costs in connection with Line 6A and Line 6B crude oil releases; expected effect of Aux Sable Consent Decree; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the Merger Transaction including the combined Corporation's scale, financial flexibility, growth program, future business prospects and performance; impact of the Canadian L3R Program on existing integrity programs; dividend payout policy; dividend growth and dividend payout expectation; and expectations on impact of hedging program.

        Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids ("NGL") and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Corporation's projects; anticipated in-service dates; weather; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of the dividend policy on the Corporation's future cash flows; credit ratings; capital project funding; expected EBIT or expected adjusted EBIT; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; and estimated future dividends.

        Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation's services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation's services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on the Corporation, expected EBIT, adjusted EBIT, earnings/(loss), adjusted earnings/(loss) and associated per share amounts, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

        The Corporation's forward-looking statements are subject to risks and uncertainties pertaining to the impact of the Merger Transaction, operating performance, regulatory parameters, dividend policy, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this Prospectus and in the Corporation's other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation's future course of action depends on management's assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statements made in this Prospectus or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation's behalf, are expressly qualified in their entirety by these cautionary statements.

 THE CORPORATION

        The Corporation is a leading North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. As a transporter of energy, the Corporation delivers an average of 2.8 million barrels of crude oil each day through its Mainline and Express Pipeline and accounts for approximately 65% of United States-bound Canadian crude oil exports. The Corporation also moves approximately 20% of all natural gas consumed in the United States, serving key supply basins and demand markets. As a distributor of energy, the Corporation's regulated utilities serve approximately 3.5 million retail customers in Ontario, Quebec, New Brunswick and New York State. As a generator of energy, the Corporation has a growing involvement in electricity infrastructure with interests in more than 2,500 megawatts (net) of renewable generating capacity, and an expanding offshore wind portfolio in Europe.

        The Corporation was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Business Corporations Act on December 15, 1987. The registered office and principal place of business of the Corporation are at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8.

USE OF PROCEEDS

        Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

        The net proceeds to be received by the Corporation from the sale of the Securities from time to time under this Prospectus are not expected to be applied to fund any specific project. The Corporation's overall corporate strategy and major initiatives supporting its strategy are summarized in the Corporation's management's discussion and analysis for the year ended December 31, 2016, as modified or superseded by information contained in the Corporation's management's discussion and analysis for the three and six months ended June 30, 2017, and any subsequent periods, incorporated herein by reference.

EARNINGS COVERAGE RATIOS

        The following earnings coverage ratios for the Corporation have been calculated on a consolidated basis for the respective 12 month periods ended June 30, 2017 and December 31, 2016 and are derived from unaudited financial information for the 12 month period ended June 30, 2017 and audited financial information for the 12 month period ended December 31, 2016, in each case prepared in accordance with U.S. GAAP.

        A third earnings coverage ratio has been included that gives pro forma effect to the Merger Transaction on the same basis as in the Corporation's unaudited pro forma condensed consolidated statement of earnings for the year ended December 31, 2016 included in the BAR.

        The following ratios give pro forma effect to the issuance by the Corporation from time to time of preference shares and debt securities since June 30, 2017 and December 31, 2016, in the case of the June 30, 2017 and December 31, 2016 earnings coverage ratios, respectively, including:

  •
  the issuance by the Corporation of $750,000,000 aggregate principal amount of unsecured floating rate notes pursuant to a first pricing supplement dated May 19, 2017, the issuance by the Corporation of $450,000,000 aggregate principal amount of 3.19% unsecured medium term notes pursuant to a second pricing supplement dated June 6, 2017, the issuance by the Corporation of $450,000,000 aggregate principal amount of 3.20% unsecured medium term notes pursuant to a third pricing supplement dated June 6, 2017, the issuance by the Corporation of $300,000,000 aggregate principal amount of 4.57% unsecured medium term notes pursuant to a fourth pricing supplement dated June 6, 2017, the issuance by the Corporation of US$500,000,000 aggregate principal amount of unsecured floating rate notes pursuant to a prospectus supplement dated June 12, 2017, the issuance by the Corporation of US$1,400,000,000 aggregate principal amount of unsecured medium term notes pursuant to a prospectus supplement dated June 27, 2017 and the issuance by the Corporation of US$1,000,000,000 aggregate principal amount of 5.50% fixed-to-floating rate subordinated notes, series 2017-A due 2077 pursuant to a prospectus supplement dated July 10, 2017;

  •
  the conversion of 1,730,188 of the Corporation's outstanding Series B Preference Shares into Series C Preference Shares on June 1, 2017, in accordance with the rights, privileges, restrictions and conditions attached to the Series B Preference Shares;

  •
  the issuance by Spectra Energy Partners, LP of US$400,000,000 aggregate principal amount of senior unsecured floating rate notes pursuant to a prospectus supplement dated June 2, 2017; and

  •
  the purchases by Spectra Energy Capital, LLC of US$267,287,000 of its senior unsecured notes pursuant to a cash tender offer which expired on July 6, 2017 and US$761,071,000 of its senior unsecured notes pursuant to cash tender offers which expired on July 25, 2017.

        Adjustments for normal course issuances and repayments of debt subsequent to June 30, 2017 and December 31, 2016 would not materially affect the ratios and, as a result, have not been made. The earnings coverage ratios set forth below do not purport to be indicative of earnings coverage ratios for any future periods and do not give pro forma effect to the issuance of any Securities pursuant to this Prospectus.

Twelve Month Period Ended
	June 30, 2017	December 31, 2016	Giving pro forma effect to the Merger Transaction December 31, 2016
Earnings coverage(1)	1.5 times	1.6 times	1.9 times

Note:

(1)
Earnings coverage on a net earnings basis is equal to earnings attributable to the Corporation plus net interest expense and income taxes divided by net interest expense plus capitalized interest and preference share dividend obligations.

        The Corporation evaluates its performance using a variety of measures. The earnings coverage discussed above is not defined under U.S. GAAP and, therefore, should not be considered in isolation or as an alternative to, or more meaningful than, net earnings as determined in accordance with U.S. GAAP as an indicator of the Corporation's financial performance or liquidity. This measure is not necessarily comparable to a similarly titled measure of another company.

        The Corporation's dividend requirements on all of its preference shares, after giving pro forma effect to the conversion of certain preference shares in accordance with their terms, adjusted for changes in dividend amounts on certain preference shares that took effect as a result of dividend rate adjustments in accordance with the terms of such preference shares and adjusted to a before tax equivalent using an effective income tax recovery rate of 7% at June 30, 2017, amounted to approximately $335 million for the 12 months ended June 30, 2017. The Corporation's interest requirements amounted to approximately $2,460 million for the 12 months ended June 30, 2017. The Corporation's earnings before interest and income tax for the 12 months ended June 30, 2017 were approximately $4,318 million, which is 1.5 times the Corporation's aggregate dividend and interest requirements for this period.

        The Corporation's dividend requirements on all of its preference shares, adjusted to a before tax equivalent using an effective income tax expense rate of 6% at December 31, 2016, amounted to approximately $313 million for the 12 months ended December 31, 2016. The Corporation's interest requirements amounted to approximately $2,090 million for the 12 months ended December 31, 2016. The Corporation's earnings before interest and income taxes for the 12 months ended December 31, 2016 were approximately $3,780 million, which is 1.6 times the Corporation's aggregate dividend and interest requirements for this period.

        The Corporation's dividend requirements on all of its preference shares, adjusted to a before tax equivalent using a pro forma effective income tax expense rate of 11% at December 31, 2016, amounted to approximately

$332 million for the 12 months ended December 31, 2016. The Corporation's interest requirements, including giving pro forma effect to the Merger Transaction, amounted to approximately $2,717 million for the 12 months ended December 31, 2016. The Corporation's earnings before interest and income taxes, including giving pro forma effect to the Merger Transaction, for the 12 months ended December 31, 2016 were approximately $5,772 million, which is 1.9 times the Corporation's aggregate pro forma dividend and interest requirements for this period.

DESCRIPTION OF DEBT SECURITIES

        In this section, the terms "Corporation" and "Enbridge" refer only to Enbridge Inc. and not to its subsidiaries. The following description sets forth certain general terms and provisions of the debt securities. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

U.S. Indenture

        The debt securities issued in the United States will be issued under an indenture dated February 25, 2005, as amended and supplemented from time to time (the indenture as amended and supplemented, the "U.S. Indenture"), between Enbridge and Deutsche Bank Trust Company Americas, as trustee. Debt securities issued under the U.S. Indenture will not be offered or sold to persons in Canada pursuant to this Prospectus.

        The U.S. Indenture does not limit the aggregate principal amount of debt securities which may be issued under the U.S. Indenture. The U.S. Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities may be issued in whole or in part in a global form and will be registered in the name of and be deposited with The Depository Trust Company or its nominee, Cede & Co. The debt securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

Canadian Indenture

        The debt securities issued in Canada will be issued under supplemental indentures to the trust indenture dated October 20, 1997, as amended and supplemented from time to time (the indenture as amended and supplemented, the "Canadian Indenture"), between Enbridge and Montreal Trust Company of Canada (now Computershare Trust Company of Canada), as trustee. Debt securities issued under the Canadian Indenture will not be offered or sold to persons in the U.S. pursuant to this Prospectus.

        The Canadian Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Canadian Indenture. The Canadian Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in Canadian dollars, U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities denominated in Canadian or United States dollars will be represented in a global form and will be registered in the name of and be deposited with CDS Clearing & Depository Services Inc. or its nominee. The debt securities will be issuable in denominations of $1,000 and integral multiples of $1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

General

        Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

        Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation's other unsecured and unsubordinated indebtedness. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at June 30, 2017, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of Enbridge and its subsidiaries totalled approximately $62.4 billion, of which approximately $42.2 billion is subsidiary debt. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Enbridge's subsidiaries.

        The U.S. Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under "Certain Available Information". Copies of the U.S. Indenture and the Canadian Indenture have been filed on our SEDAR profile at www.sedar.com and will be described in a Prospectus Supplement for such debt securities. For further details, prospective investors should refer to the U.S. Indenture, the Canadian Indenture and the applicable Prospectus Supplement.

        Debt securities may also be issued under new supplemental indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such debt securities. The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

        The Prospectus Supplement will set forth additional terms relating to the debt securities being offered, including covenants, events of default, provisions for payments of additional amounts and redemption provisions.

        The Prospectus Supplement will also set forth the following terms relating to the debt securities being offered:

  •
  the title of the debt securities of the series;

  •
  any limit upon the aggregate principal amount of the debt securities of the series;

  •
  the party to whom any interest on a debt security of the series shall be payable;

  •
  the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

  •
  the place or places where principal and any premium and interest are payable;

  •
  the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

  •
  the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

  •
  if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

  •
  if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

  •
  if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

  •
  if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

  •
  if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

  •
  if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the indenture;

  •
  if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

  •
  if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

  •
  any addition to or change in the Events of Default applicable to the debt securities of the series and any change in the right of the trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

  •
  any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

  •
  if the debt securities are to be subordinated to other of the Corporation's obligations, the terms of the subordination and any related provisions;

  •
  whether the debt securities will be convertible into securities or other property, including the Corporation's common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

  •
  the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

  •
  whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system; and

  •
  any other terms of the series of debt securities.

        Unless otherwise indicated in the applicable Prospectus Supplement, the U.S. Indenture and the Canadian Indenture do not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest, in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

        Debt securities may be issued under the U.S. Indenture and the Canadian Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

        Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

DESCRIPTION OF SHARE CAPITAL

        In this section, the terms "Corporation" and "Enbridge" refer only to Enbridge Inc. and not to its subsidiaries. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation's articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

Common Shares

        Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate rateably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

        Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

        The registrar and transfer agent for the common shares in Canada is AST Trust Company (Canada) (formerly CST Trust Company) at its principal transfer offices in Vancouver, British Columbia, Calgary, Alberta, Toronto, Ontario and Montréal, Québec. The co-registrar and co-transfer agent for the common shares in the United States is American Stock Transfer & Trust CO LLC at its principal office in Brooklyn, New York.

Shareholder Rights Plan

        The Corporation has a shareholder rights plan (the "Shareholder Rights Plan") that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation's outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Manager, Investor Relations, Enbridge, 200, 425-1st Street S.W., Calgary, Alberta, T2P 3L8; telephone: 1-800-481-2804; fax: 403-231-5780; email: investor.relations@enbridge.com.

Preference Shares

Shares Issuable in Series

        The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

        For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

Priority

        The preference shares of each series shall rank on a parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

        Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, including whether the payments of dividends on common shares or preference shares or payments of principal, premium, if any, and interest on debt securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

        The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

PLAN OF DISTRIBUTION

        The Corporation may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

        The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

        The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

        In connection with the sale of the Securities, underwriters may receive compensation from the Corporation or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the Securities or out of the general funds of the Corporation.

        Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

        In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

 RISK FACTORS

        Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, investors should consider carefully the risks incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in any Prospectus Supplement.

        Discussions of certain risks affecting the Corporation in connection with its business and risks relating to the Merger Transaction are provided in the AIF, the Corporation's management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2016, the Corporation's management's discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2017 and the Transaction Circular filed with the various securities regulatory authorities, which are incorporated by reference in this Prospectus.

LEGAL MATTERS

        Unless otherwise specified in the Prospectus Supplement relating to the Securities, certain legal matters relating to Canadian law in connection with the offering of Securities will be passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada.

EXPERTS

        The consolidated annual financial statements of the Corporation as at and for the years ended December 31, 2016 and 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the audit report of PricewaterhouseCoopers LLP, Chartered Professional Accountants, Calgary, Alberta, on the authority of such firm as experts in auditing and accounting, which is also incorporated by reference in this Prospectus. In connection with the audit of the Corporation's consolidated annual financial statements for the year ended December 31, 2016, PricewaterhouseCoopers LLP confirmed that they are independent to the Corporation within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of Alberta.

        The consolidated financial statements of Spectra Energy and its subsidiaries as at and for the years ended December 31, 2016 and 2015, appearing in the BAR incorporated by reference in this Prospectus, have been so incorporated in reliance on the audit report of Deloitte & Touche LLP, which is also incorporated by reference in this Prospectus. In connection with the audit of the consolidated statements of operations of Spectra Energy as at and for the year ended December 31, 2016, which are incorporated by reference in this Prospectus, Deloitte & Touche LLP confirmed that they are independent within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) as of the date of issuance of the Spectra Energy Form 10-K.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC either separately or as exhibits to the registration statement of which this Prospectus forms a part: the documents listed herein under "Documents Incorporated by Reference"; the consent of PricewaterhouseCoopers LLP; the consent of Deloitte & Touche LLP; certain powers of attorney; the U.S. Indenture; appointment of agent for service of process and undertaking on Form F-X; and the Statement of Eligibility of the Trustee on Form T-1.

 ENFORCEMENT OF CIVIL LIABILITIES

        The Corporation is a Canadian corporation, and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the United States. The Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this Prospectus. However, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Section 34 of By-law No. 1 of Enbridge Inc. ("Enbridge") provides, with regard to indemnity and insurance under the Canada Business Corporations Act (the "CBCA" or the "Act"), in part as follows:

        "Indemnity of directors, officers and others.    Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if the individual:

          (a)   acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request; and

          (b)   in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual's conduct was lawful."

        The CBCA provides that a Corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of Enbridge to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with Enbridge or other entity, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). In respect of an action by or on behalf of Enbridge or other entity to procure a judgment in its favor, Enbridge, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from Enbridge in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person's association with Enbridge or such other entity, if such Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b) and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

        As authorized by Section 35 of By-law No. 1, Enbridge has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the

Securities Act with respect to information furnished by the underwriters for use in the registration statement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4.1	(1)	Consolidated comparative financial statements of the Corporation as at and for the years ended December 31, 2016 and 2015 and the auditors' report thereon.

4.2	(2)	Management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2016.

4.3	(3)	Unaudited interim consolidated comparative financial statements of the Corporation as at and for the three and six months ended June 30, 2017.

4.4	(3)	Management's discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2017.

4.5	(4)	Annual information form of the Corporation dated February 17, 2017 for the year ended December 31, 2016.

4.6	(5)	Management information circular of the Corporation dated March 13, 2017 relating to the annual meeting of the shareholders of the Corporation held on May 11, 2017.

4.7	(6)	Management information circular of the Corporation dated November 10, 2016 relating to the special meeting of the shareholders of the Corporation held on December 15, 2016.

4.8	(7)	Business acquisition report of the Corporation dated May 10, 2017 relating to the acquisition by the Corporation, effective February 27, 2017, of all the outstanding common stock of Spectra Energy Corp pursuant to a stock-for-stock merger transaction.

4.9	(8)	Material change report of the Corporation dated March 3, 2017 relating to the completion of the Merger Transaction.

5.1		Consent of PricewaterhouseCoopers LLP.

5.2		Consent of Deloitte & Touche LLP.

6.1		Powers of Attorney (included on page III-3 of this Registration Statement).

7.1	(9)	Trust Indenture between the Registrant and Deutsche Bank Trust Company Americas, dated February 25, 2005.

7.2		Statement of qualification on Form T-1 of Deutsche Bank Trust Company Americas, as Trustee under the Indenture included as Exhibit 7.1 to the Registration Statement.

7.3	(10)	First Supplemental Indenture to the Indenture, each between the Registrant and Deutsche Bank Trust Company Americas, dated March 1, 2012.

(1)
Incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2016, as filed with the Commission on February 17, 2017 (Exhibit 99.6).

(2)
Incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2016, as filed with the Commission on February 17, 2017 (Exhibit 99.7).

(3)
Incorporated by reference to the Registrant's Report on Form 6-K filed with the Commission on August 3, 2017 (Acc-no: 0001104659-17-049179).

(4)
Incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended December 31, 2016, as filed with the Commission on February 17, 2017 (Exhibit 99.5).

(5)
Incorporated by reference to the Registrant's Report on Form 6-K, as filed with the Commission on April 6, 2017 (Acc-no: 0001193125-17-113507).

(6)
Incorporated by reference to the Registrant's Report on Form 6-K, as filed with the Commission on November 15, 2016 (Acc-no: 0001193125-16-768080).

(7)
Incorporated by reference to the Registrant's Report on Form 6-K, as filed with the Commission on June 2, 2017 (Acc-no: 0001193125-17-191470).

(8)
Incorporated by reference to the Registrant's Report on Form 6-K, as filed with the Commission on March 7, 2017 (Acc-no: 0001193125-17-071994).

(9)
Incorporated by reference to the Registrant's Registration Statement on Form F-10 (Registration No. 333-189157), filed with the Commission on June 7, 2013 (Exhibit 7.1).

(10)
Incorporated by reference to the Registrant's Registration Statement on Form F-10 (Registration No. 333-181333), filed with the Commission on May 11, 2012 (Exhibit 7.3).

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.    UNDERTAKING.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.    CONSENT TO SERVICE OF PROCESS.

        Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

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 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 14th day of September, 2017.

ENBRIDGE INC.
/s/ Wanda Opheim Wanda Opheim Senior Vice President, Treasury September 14, 2017

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 POWERS OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert R. Rooney and Tyler W. Robinson, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the securities of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them deem appropriate in respect of the securities of the Registrant, to any and all amendments, including post-effective amendments, to this Registration Statement, and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Al Monaco Al Monaco President, Chief Executive Officer and Director September 14, 2017
/s/ John K. Whelen John K. Whelen Executive Vice President & Chief Financial Officer September 14, 2017
/s/ Wanda Opheim Wanda Opheim Senior Vice President, Treasury September 14, 2017
/s/ Gregory L. Ebel Gregory L. Ebel Chair of the Board of Directors September 14, 2017
/s/ Michael McShane Michael McShane Director September 14, 2017

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/s/ Pamela L. Carter Pamela L. Carter Director September 14, 2017
/s/ Clarence P. Cazalot Jr. Clarence P. Cazalot Jr. Director September 14, 2017
/s/ Michael E. J. Phelps Michael E. J. Phelps Director September 14, 2017
/s/ Marcel R. Coutu Marcel R. Coutu Director September 14, 2017
/s/ Rebecca B. Roberts Rebecca B. Roberts Director September 14, 2017
/s/ J. Herb England J. Herb England Director September 14, 2017
/s/ Dan C. Tutcher Dan C. Tutcher Director September 14, 2017
/s/ Charles W. Fischer Charles W. Fischer Director September 14, 2017

III-4

/s/ Catherine L. Williams Catherine L. Williams Director September 14, 2017
/s/ V. Maureen Kempston Darkes V. Maureen Kempston Darkes Director September 14, 2017

III-5

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has signed this Registration Statement solely in its capacity as the duly authorized representative of Enbridge Inc. in the United States, in the City of Houston, State of Texas on September 14, 2017.

/s/ Valorie Wanner Valorie Wanner Corporate Secretary Authorized Representative in the United States Enbridge (US) Inc. September 14, 2017

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